FTD COMPANIES, INC.
THIRD AMENDED AND RESTATED
2013 INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.    The Board has adopted the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan (the “Plan”) for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
B.    The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of performance-based restricted stock units to the Participant under the Plan.
C.    All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan unless otherwise defined in this Agreement, including on Appendix A attached hereto.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Performance-Based Restricted Stock Units. The Corporation has awarded to the Participant, as of the Award Date, a target number of performance-based restricted stock units (“PSUs”) under the Plan. Each PSU represents the right to receive one share of Common Stock on the date such PSU vests. In accordance with the Plan and the express provisions of this Agreement, the Participant may earn from 0% to 200% of the PSUs based on performance with respect to the applicable performance metrics and goals. The number of shares of Common Stock subject to the awarded PSUs, the applicable vesting schedule for the PSUs, the dates on which those vested PSUs shall become payable to the Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in or referenced by this Agreement. The PSUs are not intended to be a Qualified Performance-Based Award under the Plan.
AWARD SUMMARY

Award Date:	<Grant Date>
Target Number of Performance Share Units Subject to Award:	<Shares Granted> PSUs
Performance Period:	January 1, 2018 - December 31, 2020
Performance Goal:	Adjusted EBITDA for 50% of the target PSUs and Revenue for the remaining 50% of the target PSUs
Determination Date:	A date between January 1, 2021 and March 15, 2021

Vesting Schedule:
A percentage of target PSUs (if any) shall vest on the Determination Date, subject to the Participant’s continuation in Service through such date and to the extent that the applicable Performance Goal established for the PSUs, as approved by the Compensation Committee and thereafter communicated to the Participant (the “Statement of Performance Goals”), are certified by the Compensation Committee, in its sole discretion, as having been achieved during the Performance Period. Such vesting schedule is hereby designated the “Normal Vesting Schedule” for the PSUs. The PSUs shall also be subject to accelerated vesting, in whole or in part, in accordance with the provisions of Paragraphs 5 and 6 of this Agreement.

Issuance Schedule:
Subject to Paragraphs 5 and 6 of this Agreement, the percentage of target PSUs (if any) in which the Participant vests in accordance with the terms of this Agreement shall be settled in shares of Common Stock, subject to the Corporation’s collection of all applicable Withholding Taxes, on the date on which the PSUs vest as set forth in the Normal Vesting Schedule or Paragraph 5 or 6, as applicable, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4) (the “Issuance Date”). For the sake of clarity, the settlement of shares in respect of vested PSUs is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. As a result, the shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares subject to the PSUs are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d). The applicable Withholding Taxes are to be collected pursuant to the procedures set forth in Paragraph 8 of this Agreement.

2.Limited Transferability. Prior to the vesting of the PSUs and actual receipt of the underlying shares of Common Stock issued hereunder, the Participant may not transfer any interest in the Award or the underlying shares of Common Stock. Any PSUs that vest hereunder but which otherwise remain unpaid at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any shares of Common Stock that were issued pursuant to the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.Cessation of Service. Except as otherwise provided in Paragraph 5 or 6 below, should the Participant cease Service for any reason prior to vesting in a percentage of the target PSUs subject to this Award, then the Award will be immediately cancelled with respect to those unvested PSUs. The Participant shall thereupon cease to have any right or entitlement to receive any shares of Common Stock under those cancelled PSUs.

4.Stockholder Rights and Dividend Equivalents.

a.The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the PSUs subject to the Award until the Participant becomes the record holder of the underlying shares of Common Stock upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

b.Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable in cash or other property (other than shares of Common Stock) be declared and paid on the outstanding Common Stock while one or more PSUs remain subject to this Award (i.e., shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the underlying shares of Common Stock at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As and to the extent that the PSUs subsequently vest hereunder, the phantom dividend equivalents so credited to those PSUs in the book account shall also vest, and those vested dividend equivalents shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the payment of the vested PSUs to which those phantom dividend equivalents relate. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution. In no event shall any such phantom dividend equivalents vest or become distributable unless the PSUs to which they relate vest in accordance with the terms of this Agreement.

5.Effect of Certain Events. Notwithstanding Paragraph 1 or Paragraph 6, prior to the vesting or forfeiture of the PSUs in accordance with this Agreement:

a.Death or Permanent Disability. In the event of the Participant’s cessation of Service by reason of the Participant’s death or Permanent Disability, a pro-rata portion of the target number of PSUs shall become earned and vest, based on the number of days that the Participant provided Services to the Corporation or a Subsidiary from the beginning of the Performance Period through the date of such termination compared to the number of days in the Performance Period. The PSUs that vest upon such termination by reason of death or Permanent Disability shall be settled pursuant to the terms of this Agreement on the date of such termination, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

b.Involuntary Termination of Service Prior to a Change in Control. In the event of the Participant’s cessation of Service by reason of an Involuntary Termination that occurs in the 2020 or 2021 calendar year prior to a Change in Control, a pro-rata portion of the number of PSUs evidenced by this Agreement shall become earned and vest on the basis of the relative achievement of the applicable Performance Goals determined in accordance with Paragraph 1 as if the Participant had remained in continuous Service with the Corporation or a Subsidiary through the Determination Date, based on the number of days that the Participant provided services to the Corporation or a Subsidiary from the beginning of the Performance Period through the date of Involuntary Termination compared to the number of days in the Performance Period; provided, that, in all instances, the number of PSUs that become earned and vest under this Paragraph 5(b) shall not exceed the total number of PSUs that could be earned at the applicable level of achievement of performance under this Agreement. The PSUs that vest upon such Involuntary Termination of the Participant’s Service shall be settled pursuant to the terms of this Agreement on the Determination Date, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

6.Change in Control.

a.If a Change in Control occurs prior to the Determination Date (and prior to the vesting or the forfeiture of the PSUs), the applicable Performance Goals shall be deemed to be achieved at target, and the target number of PSUs shall continue to vest in accordance with the Normal Vesting

Schedule. Any vested PSUs shall be settled pursuant to the terms of this Agreement on the Determination Date, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

b.Notwithstanding Paragraph 6(a), if an Involuntary Termination of the Participant’s Service occurs following the Change in Control event, but prior to the Determination Date, then the Participant shall immediately vest in all of the target number of PSUs, and the PSUs that vest upon such Involuntary Termination shall be settled pursuant to the terms of this Agreement on the date of such termination, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

c.This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.Adjustment in Shares. The total number and/or class of securities issuable pursuant to this Award and the other terms of this Award shall be subject to adjustment upon certain corporate events as set forth in Article One, Section V(E) of the Plan. The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and those adjustments shall be final, binding and conclusive.

8.Issuance of Shares of Common Stock.
a.On each applicable Issuance Date for the PSUs which vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) or provide for book entry for the shares of Common Stock to be issued on such date, subject to the Corporation’s collection of the applicable Withholding Taxes.

b.The Corporation shall collect the applicable Withholding Taxes through an automatic share withholding procedure pursuant to which the Corporation will withhold, on the applicable Issuance Date for the PSUs that vest under the Award, a portion of those vested PSUs with a fair market value (measured as of the applicable tax date for such shares) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any PSUs so withheld shall not exceed the amount necessary to satisfy the Corporation‘s required tax withholding obligations using the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that could be applicable to supplemental taxable income (or such other rate that will not cause an adverse accounting consequence or cost).

c.For Participants who are not subject to Section 16 of the 1934 Act, should any PSUs vest under the Award when the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through either of the following alternatives:

(i)    the Participant’s delivery of his or her separate check payable to the Corporation in the amount of such Withholding Taxes, or
(ii)    the use of the proceeds from a next-day sale of the shares of Common Stock issued to the Participant, provided and only if (A) such a sale is permissible under the Corporation’s trading policies governing the sale of Common Stock, (B) the Participant makes an irrevocable commitment, on or before the vesting date for those shares, to effect such sale of the shares and (C) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

d.The Corporation shall concurrently, with each payment of vested PSUs in accordance with the foregoing provisions of this Paragraph 8, distribute to the Participant any outstanding phantom dividend equivalents credited with respect to those PSUs. The Corporation shall collect the Withholding Taxes with respect to each distribution of such phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Corporation deems appropriate.
e.Except as otherwise provided in Paragraph 5 or 6, the settlement of all PSUs which vest under the Award shall be made solely in shares of Common Stock. No fractional share of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Common Stock.

9.Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Stock is listed for trading at the time of such issuance.

10.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices and directed to the attention of Stock Plan Administrator.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the most current address then indicated for the Participant on the Corporation’s employee records or delivered electronically to the Participant through the Corporation’s electronic mail system.  All notices shall be deemed effective upon personal delivery or delivery through the Corporation’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

12.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award. The Participant hereby acknowledges and agrees that this Award shall be subject to the terms and conditions of the Corporation’s applicable clawback or recoupment policy as may be in effect from time to time, and as such, to the extent such policy is applicable to this Award, it creates additional rights for the Corporation with respect to this Award. Further, the Participant hereby acknowledges and agrees that if the Participant is a party to an employment agreement with the Corporation (the “Employment Agreement”), then the accelerated vesting provisions of such employment agreement (with respect to terminations of the Participant as a result of death or “Disability,” “without cause” or for “good reason”), if any, shall not apply to this Award, and that the vesting provisions of this Award shall specifically override any different accelerated vesting provisions contained in such employment agreement.

13.Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.
14.Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.
15.Statement of Performance Goals. The Participant acknowledges that the Corporation intends for the information contained in the Statement of Performance Goals to remain confidential. Notwithstanding any other provision hereof, the Participant’s entitlement to any award or payment hereunder is contingent upon the Participant maintaining the confidentiality of the information contained in the Statement of Performance Goals. The Participant agrees that he or she shall not disclose or cause the disclosure of such information and shall hold such information confidential.
16.Code Section 409A.
(a) It is the intention of the parties that the provisions of this Agreement comply with the requirements of the “short-term deferral” exception of Code Section 409A and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception. Each installment that becomes payable in respect of vested PSUs subject to the Award is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of Code Section 409A.
(b) If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Code Section 409A, then, notwithstanding anything to the contrary in this Agreement, the following provisions shall apply:
i.No shares of Common Stock or other amounts which become issuable or distributable under this Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to the Participant until the date of the Participant’s Separation from Service due to such cessation of Service or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs and (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.
ii.No shares of Common Stock or other amounts which become issuable or distributable under this Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of the Participant’s death.

iii.No amounts that vest and become payable under Paragraph 5 of this Agreement by reason of a Change in Control shall be distributed to the Participant at the time of such Change in Control, unless that transaction also qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder. In the absence of such a qualifying change in control, the distribution shall not be made until the date or dates on which those amounts are to be distributed pursuant to the Normal Vesting Schedule, or to the extent applicable, the provisions of Paragraph 6(c) of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.
FTD COMPANIES, INC.

By: Scott D. Levin

Title: Executive Vice President and General Counsel

PARTICIPANT

Name: <Participant Name>

Signature: <Electronic Signature>

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.Agreement shall mean this Performance-Based Restricted Stock Unit Issuance Agreement.
B.Award shall mean the award of performance-based restricted stock units made to the Participant and evidenced by this Agreement.
C.Award Date shall mean the date the performance-based restricted stock units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
D.Cause (1) shall, if a definition of “with cause” is set forth in the Participant’s Employment Agreement (if applicable), have substantially the meaning under such “with cause” definition as it applies to the Participant and the Corporation, or (2) shall mean the Participant’s commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for a termination for Cause. Notwithstanding anything in this Agreement (or any Employment Agreement) to the contrary, nothing in this Agreement (or any Employment Agreement) prevents the Participant from providing, without prior notice to the Corporation, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.
E.Good Reason (1) shall, if a definition of “good reason” is set forth in the Participant’s Employment Agreement (if applicable), have substantially the meaning under such for “good reason” definition as it applies to the Participant and the Corporation, or (2) shall mean the Participant’s resignation from Service following (i) a material reduction in the scope of the duties, responsibilities and authority of his or her position with the Corporation (or any Parent or Subsidiary), it being understood that a change in the Participant’s title or the Participant’s reporting responsibilities or requirements shall not, in and of itself, be deemed a material reduction, (ii) a material reduction in the Participant’s base salary, or (iii) a relocation of the Participant’s place of employment by more than fifty (50) miles; provided and only if such reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the Participant’s consent. In no event, however, shall the Participant’s resignation for any of the foregoing reasons constitute a termination for Good Reason unless each of the following requirements is satisfied: (x) the Participant provides written notice of the clause (i), (ii) or (iii) event to the Corporation (or the

Parent or Subsidiary employer) within thirty (30) days after the occurrence of that event, (y) the Corporation (or the Parent or Subsidiary employer) fails to take appropriate remedial action to remedy such event within thirty (30) days after receipt of such notice and (z) the Participant resigns from his or her employment with the Corporation (or the Parent or Subsidiary employer) within ninety (90) days following the initial occurrence of the clause (i), (ii) or (iii) event.
F.Involuntary Termination shall mean the termination of the Participant’s Service which occurs by reason of:
i.the Participant’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Cause, or
ii.Good Reason.
G.Participant shall mean the person to whom the Award is made pursuant to the Agreement.
H.Separation from Service means the Participant’s cessation of Service that constitutes a “separation from service” as defined in Code Section 409A and determined in accordance with the applicable Treasury Regulations or other guidance issued under Code Section 409A.